Exhibit 99.1

FOR IMMEDIATE RELEASE

For: Authentidate Holding Corp.

Investor Contacts:

Robert Schatz

Wolfe Axelrod Weinberger Assoc. LLC

(212) 370-4500; (212) 370-4505 fax

AUTHENTIDATE HOLDING CORP. REPORTS FISCAL 2013 THIRD QUARTER RESULTS

BERKELEY HEIGHTS, NJ – May 15, 2013 – Authentidate Holding Corp. (Nasdaq: ADAT), a provider of secure web-based software applications and telehealth products and services for healthcare organizations, today announced financial results for the three and nine month periods ended March 31, 2013.

Selected highlights for the quarter include:

•	Increased revenues for the quarter by approximately 85% compared to the same period in the prior year due to growth from both our telehealth products and services and our hosted software services.

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Completed the integration between the Department of Veterans Affairs (VA) VistA Electronic Health Records system and our Electronic House Call (EHC) and Interactive Voice Response (IVR) telehealth solutions and the VA approved the use of the interface in its national telehealth program.

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Entered into an agreement with Fastrack™ Healthcare Systems to provide ongoing development updates and support for an interface between our Inscrybe® Referral and Order Management solution and the Fastrack Enterprise System to streamline care order processing and enable physician eSignatures for Fastrack customers and referring physicians.

•

Introduced a mobile telehealth tablet and a telehealth software application to address the growing need for mobility in the telehealth market, complement our current products and services and provide for a broader range of price points and patient segments that can benefit from telehealth.

Following the end of the quarter, the company announced that our shareholders had approved the automatic conversion of the company’s outstanding shares of Series C 15% convertible redeemable preferred stock into an aggregate of 3,551,541 shares of common stock. These shares are subject to a six month restriction on transferability from the conversion date.

Ben Benjamin, Chief Executive Officer of Authentidate, stated, “Our revenues are moving in the right direction and we believe the pace of our revenue growth will continue to improve as we execute on our growth plans. During the quarter we continued to focus on increasing sales of our telehealth products and services to the VA and believe we are making solid progress with this important project as evidenced by the increase in our telehealth revenues for the period. We also made progress with our other solutions as we remained focused primarily on increasing the utilization of our services by existing customers and adding partner relationships to expand our reach in these markets. We believe the increasing interest we are seeing in our products and services stems from the ongoing healthcare reform in the United States as well as industry trends to reduce costs, shift patient care towards wellness and preventative care programs and provide post-acute continuum of care solutions for patients. As the healthcare market develops, we believe our business will benefit from these reforms and market trends as we serve these emerging needs with our innovative products and services.”

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Mr. Benjamin concluded, “Although the economic environment has remained challenging, we believe we are well positioned for future growth and profitability. As our markets develop, we have continued to manage our expenses, including expanding our compensation modification program during the quarter to further reduce employee cash compensation. We also converted all director compensation to non-cash equity based grants. We believe the conversion of our Series C preferred stock into common stock will strengthen our balance sheet and allow us to allocate resources to support our growth plans. We remain very excited about the future prospects for our company and will continue to update our shareholders in the coming months as opportunities in our market develop.”

Revenues for the quarter ended March 31, 2013 were $1,410,000 compared to $764,000 for the prior year period. These results reflect an increase in revenues from both our telehealth products and services and our hosted software services. Revenues for the third quarter increased approximately 34% compared to the second quarter of fiscal 2013 due to higher revenues from our telehealth products and services.

Net loss for the quarter ended March 31, 2013 was $2,670,000, or $0.11 per share, compared to $2,018,000, or $0.08 per share, for the prior year period. The increase in net loss for the quarter is due primarily to the non-cash amortization of the debt discount on the company’s senior secured notes of approximately $822,000 and the acquired licenses and higher selling, legal, special shareholder meeting, investor relations and product development expenses.

Revenues for the nine months ended March 31, 2013 were $3,382,000 compared to $2,176,000 for the prior year period. The increase in revenues for the period reflects the same trends as the quarter.

Net loss for the nine months ended March 31, 2013 was $7,918,000, or $0.33 per share, compared to $5,597,000, or $0.23 per share, for the prior year period. The increase in net loss for the period is due primarily to the non-cash amortization of the debt discount on the company’s senior secured notes of approximately $2,195,000 and the acquired licenses and the expenses discussed above. The prior year period also reflects a payroll tax credit which lowered expenses for the period.

As of March 31, 2013 cash, cash equivalents and marketable securities were $764,000 and the company had working capital of $3,298,000. After adjusting for the conversion of the Series C preferred stock into common stock on April 5, 2013, and the reclassification of the Series B preferred stock, pro-forma total shareholders’ equity was $1,521,000 at March 31, 2013.

Conference Call Details

Management will host a conference call on Wednesday, May 15, 2013, at 4:30 p.m. ET, to discuss the latest corporate developments and results. The dial-in number for callers in the U.S. is (877) 869-3847 and the dial in number for international callers is (201) 689-8261.

A dial-in replay of the call will be available through May 29, 2013. To access the replay, please dial (877) 660-6853 in the U.S. and (201) 612-7415 internationally, and then enter the conference ID # 413687.

About Authentidate Holding Corp.

Authentidate Holding Corp. is a provider of secure web-based software applications and telehealth products and services that enable healthcare organizations to coordinate care for patients and enhance related administrative and clinical workflows. Authentidate’s products and services enable healthcare organizations to increase revenues, reduce costs and enhance patient care by eliminating paper and manual work steps from clinical and administrative processes. Authentidate’s telehealth solutions combine patient vital signs monitoring with a web application that streamlines patient care management. Delivered as Software as a Service (SaaS), customers only require an Internet connection and web browser to access our web-based applications thereby utilizing previous investments in systems and technology. The company’s healthcare customers and users include leading homecare companies, health systems, physician groups and governmental entities. These organizations utilize the company’s products and services to coordinate care for patients outside of acute-care.

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For more information, visit the company’s website at www.authentidate.com

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of the company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the company’s ability to implement its business plan for various applications of its technologies, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the company or any other person that the objectives and plans of the company will be achieved.

Authentidate and Inscrybe are registered trademarks of Authentidate Holding Corp. All other trade names are the property of their respective owners.

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Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Balance Sheet Data

	March 31,
	2013	June 30,
(in thousands, except per share data)	(Unaudited)	2012

Assets
Current Assets
Cash and cash equivalents	$554	$2,036
Restricted cash	256	256
Marketable securities	210	210
Accounts receivable, net	997	645
Inventory	4,469	4,016
Prepaid expenses and other current assets	861	1,286

Total current assets	7,347	8,449
Property and equipment, net	808	917
Other assets
Software development costs, net	43	171
Licenses, net	2,030	2,196
Other assets	1,072	1,128

Total assets	$11,300	$12,861

Liabilities, Redeemable Preferred Stock and Shareholders’ (Deficit) Equity
Current liabilities
Accounts payable, accrued expenses and other liabilities	$3,960	$3,547
Deferred revenue	89	100

Total current liabilities	4,049	3,647
Senior secured notes, net of unamortized discount	5,449	2,866
Long-term deferred revenue	263	281

Total liabilities	9,761	6,794

Commitments and contingencies
Redeemable preferred stock	3,554	3,254
Shareholders’ (deficit) equity
Common stock, $.001 par value; 100,000 shares authorized, 27,075 and 26,999 issued and outstanding on March 31, 2013 and June 30, 2012, respectively	27	27
Additional paid-in capital	183,333	179,890
Accumulated deficit	(185,375)	(177,104)

Total shareholders’ (deficit) equity	(2,015)	2,813

Total liabilities, redeemable preferred stock and shareholders’ (deficit) equity	$11,300	$12,861

Pro-forma - Total shareholders’ equity	$1,521	$2,813

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Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Statement of Operations and Comprehensive Operations Data

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
(in thousands, except per share data)	2013	2012	2013	2012

Revenues
Hosted software services	$675	$635	$2,050	$1,921
Telehealth products and services	735	129	1,332	255

Total revenues	1,410	764	3,382	2,176
Operating expenses
Cost of revenues	1,004	638	2,521	1,688
Selling, general and administrative	1,778	1,527	5,140	4,605
Product development	273	227	834	644
Depreciation and amortization	213	292	621	740

Total operating expenses	3,268	2,684	9,116	7,677

Operating loss	(1,858)	(1,920)	(5,734)	(5,501)
Other (expense) income, net	(812)	(98)	(2,184)	(96)

Net loss	$(2,670)	$(2,018)	$(7,918)	$(5,597)

Basic and diluted loss per common share	$(0.11)	$(0.08)	$(0.33)	$(0.23)

Comprehensive operations
Net loss	$(2,670)	$(2,018)	$(7,918)	$(5,597)

Comprehensive loss	$(2,670)	$(2,018)	$(7,918)	$(5,597)

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